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                                                                    Exhibit 3(i)


                          CERTIFICATE OF INCORPORATION

                                       OF

                              E-SYNC NETWORKS, INC.

           (Under Section 102 of the Delaware General Corporation Law)

                                     * * * *


              FIRST: The name of the corporation is E-Sync Networks, Inc.

              SECOND: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be formed under the General Corporation Law of the State of Delaware (the "G.C.L.").

              THIRD: (a) The total number of shares of all classes of capital stock which the corporation shall have authority to issue is Sixty Million (60,000,000) of which Ten Million (10,000,000) shares shall be Preferred Stock, par value $0.01 per share, and Fifty Million (50,000,000) shares shall be Common Stock, par value $0.01 per share.

                      (b) The Board of Directors of the corporation is authorized to provide for the issuance of the shares of Preferred Stock in series, by filing a certificate pursuant to the applicable law of the State of Delaware to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

             The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

                      (i) The number of shares constituting that series and the distinctive designation of that series;

                      (ii) The dividend rate of the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends of that series;

                      (iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                      (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                      (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be


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redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                      (vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                      (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                      (viii) Any other relative rights, preferences and limitations of that series.

        FOURTH: The address of the registered office of the corporation in the State of Delaware is located at 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19805, and the name of the registered agent of the corporation at such address is Corporation Service Company.

        FIFTH:   In addition to any affirmative vote required by law, by this
Certificate of Incorporation or by any instrument establishing one or more series of Preferred Stock, unless recommended to the shareholders by the Board of Directors: (i) any merger or consolidation of the corporation; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Corporation; or (iii) any amendment of this Article FIFTH of this Certificate of Incorporation shall require the affirmative vote of the holders of at least 75 percent of the then-outstanding shares of the stock having voting rights, voting together as a single class. Such affirmative vote shall be required notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote.

        SIXTH:   The Board of Directors shall have the power to make, alter or repeal the By-laws of the corporation.

        SEVENTH: The election of the Board of Directors need not be by written ballot unless the By-laws so provide.

        EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under Section291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

        NINTH:   The corporation shall indemnify, and advance expenses, to the fullest extent



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permitted by Section 145 of the G.C.L. as amended from time to time to each person that such section grants the corporation the power to indemnify and advance expenses to.

        TENTH:   No director of the corporation shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the G.C.L., or (iv) for any transaction from which the director derived an improper personal benefit. If the G.C.L. is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the G.C.L., as so amended. The provisions of this paragraph are not intended to, and shall not, limit, supersede or modify any other defense available to a director under applicable law. Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.



                                          /s/David I. Albin
                                          --------------------
                                          David I. Albin, Esq.
                                          Sole Incorporator



Dated: July 9, 1999



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